EXHIBIT 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

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|---|---|
| **1. Entity information:** | Name of entity: Camber Energy, Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20031543580 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: 02/21/2024 Time: 4:30 PM<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing: |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing:<br>Series C Redeemable Convertible Preferred Stock |
| **5. Amendment of class or series of stock:** | ☐ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☒ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>See attached "Certificate of Second Amendment to the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock" |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X [signature]<br>Signature of Officer Date: 02/21/2024 |

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

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CAMBER ENERGY, INC.

CERTIFICATE OF SECOND AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, POWERS, RIGHTS AND LIMITATIONS

OF

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Camber Energy, Inc., a company organized and existing under the State of Nevada (the “Corporation”),

DOES HEREBY CERTIFY that, (a) the Board of Directors of the Corporation (the “Board”), by unanimous written consent of all members of the Board on February 21, 2024 and (b) by unanimous written consent of the stockholders of the Series C Redeemable Convertible Preferred Stock of the Corporation the “Series C Preferred Stock”), voting as a class, on February 20, 2024, each duly adopted this Certificate of Second Amendment to the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock (this “Second Amendment”), by the adoption of resolutions which read as follows, and which shall amend the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock, previously filed by the Corporation with the Secretary of State of Nevada on November 8, 2021, as amended by the Certificate of Amendment to Fifth Amended and Restated Designation of Series C Preferred Stock, filed by the Corporation with the Secretary of State of Nevada on October 31, 2022 (the “First Amendment”), as corrected by that certain Certificate of Correction filed by the Corporation with the Secretary of State of Nevada on September 27, 2023 (collectively, the “Certificate of Designations”), which resolutions are and read as follows:

BE IT RESOLVED, that the Certificate of Designations shall be and hereby is amended as follows:

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1.	Section I.G.7.l of the Certificate of Designations is hereby amended to read in its entirety as follows:

“‘Measurement Metric’ means the higher of (i) the volume weighted average price of the Common Stock on any Trading Day following the Issuance Date of the Series C Preferred Stock, and (ii) $0.15.”

and it is further

2.	Section I.F.2, of the Certificate of Designations is hereby amended to read in its entirety as follows:

“Early Redemption. Prior to the Dividend Maturity Date, provided that no Trigger Event has occurred, the Corporation will have the right at any time upon 30 Trading Days’ prior written notice, in its sole and absolute discretion, to redeem all or any portion of the shares of Series C Preferred Stock then outstanding (an “Early Redemption”) by paying Holder in registered shares of Common Stock valued at an amount per share of Series C Preferred Stock (the “Early Redemption Price”) equal to the sum of the following: (a) 100% of the Face Value, plus (b) the Conversion Premium, minus (c) any Dividends that have been paid, for each share of Series C Preferred Stock redeemed. Provided Company has not materially breached the Stock Purchase Agreement, the Corporation may at any time, in its sole and absolute discretion, redeem all, but not less than all, shares of Series C Preferred Stock then outstanding by paying Holders in registered shares of Common Stock valued at an amount per share of Series C Preferred Stock (the “Total Redemption Price”) equal to 110.0% of the aggregate Face Value of all such shares. Notwithstanding any other provision herein or in any other agreement between the Corporation and the Holders, the Corporation may make an Early Redemption pursuant to this section even though multiple Trigger Events have occurred, provided that any and all Notes payable to Holder or any of its Affiliates have been paid in full and no part of any such Notes remains outstanding. The Holder agrees that, if the Notes are paid in full and all then outstanding shares of Series C Preferred Stock are redeemed, Holder will not thereafter deliver any Additional Notices with respect to then already-converted shares of Series C Preferred Stock and no additional Conversion Shares will be owed to Holder. For the avoidance of doubt, Holder shall have the right to retain all shares of Common Stock previously delivered to it by the Corporation.”

and it is further

RESOLVED, that this Second Amendment has been hereby approved, adopted, affirmed, confirmed and ratified; and it is further

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RESOLVED, that each officer of the Corporation (each, an “Authorized Officer”) be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each Authorized Officer and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such Authorized Officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Second Amendment may be executed in several counterparts, each of which is an original, and that it shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other; and it is further

RESOLVED, that, except as amended above, the Certificate of Designations shall remain in full force and effect.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this “Second Amendment to the Fifth Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock” to be duly executed and approved this 21st day of February, 2024.

CAMBER ENERGY, INC.

/s/ James A. Doris
James A. Doris
Chief Executive Officer

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